Exhibit 99.1

Contacts:	Emily Tadano, VP Investor Relations and External Communications
(480) 515-8979 (office)
investors@meritagehomes.com

Meritage Homes reports first quarter 2025 results
SCOTTSDALE, Ariz., April 23, 2025 - Meritage Homes Corporation (NYSE: MTH), the fifth-largest U.S. homebuilder, reported first quarter results for the period ended March 31, 2025.

Summary Operating Results (unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended March 31,
	2025	2024	% Chg
Homes closed (units)	3,416	3,507	(3)%
Home closing revenue	$1,342,104	$1,466,096	(8)%
Average sales price — closings	$393	$418	(6)%
Home orders (units)	3,876	3,991	(3)%
Home order value	$1,558,177	$1,631,195	(4)%
Average sales price — orders	$402	$409	(2)%
Ending backlog (units)	2,004	3,033	(34)%
Ending backlog value	$812,358	$1,244,257	(35)%
Average sales price — backlog	$405	$410	(1)%
Earnings before income taxes	$160,159	$234,015	(32)%
Net earnings	$122,806	$186,016	(34)%
Diluted EPS	$1.69	$2.53	(33)%

MANAGEMENT COMMENTS
"Meritage had a healthy start to 2025, selling almost 3,900 homes in the first quarter despite a slower start to the year. We achieved an average absorption pace of 4.4 net sales per month this quarter, overcoming still-elevated mortgage rates and increasing macroeconomic concerns," said Steven J. Hilton, executive chairman of Meritage Homes. "As a result of favorable demographics and the limited supply of homes at affordable price points, the new home market is experiencing sustainable homebuying demand. With our focus on affordability and move-in ready inventory, we believe we are well-positioned to capture additional market share."

"With over 60% of this quarter's closings also sold during this quarter, our backlog conversion rate was yet another all-time high for the company of 221%, reflecting the benefit of our strategic pivot," added Phillippe Lord, chief executive officer of Meritage Homes. "Our 3,416 deliveries this quarter generated home closing revenue of $1.3 billion and we achieved home closing gross margin of 22.0%, which contributed to diluted EPS of $1.69. We increased our book value per share 11% year-over-year and generated a return on equity of 14.5% as of March 31, 2025."*

"We issued $500 million of new debt this quarter as we work to maintain a balance between investing in our growth and returning cash to shareholders. Our land acquisition and development spend totaled $465 million this quarter, as we put nearly 2,200 net new lots under control. We also spent about $76 million on cash dividends and share repurchases," concluded Mr. Lord. "At March 31, 2025, our balance sheet remained strong, with ample liquidity and nothing drawn under our revolving credit facility. We ended the quarter with cash of $1 billion and a net debt-to-capital ratio of 13.7%."

FIRST QUARTER RESULTS

•Orders of 3,876 homes for the first quarter of 2025 decreased 3% year-over-year as a result of a 10% decrease in average absorption pace which was partially offset by a 7% increase in average community count. First quarter 2025 average sales price ("ASP") on orders of $402,000 was down 2% from the first quarter of 2024 due to increased utilization of financing incentives.

•The 8% year-over-year decrease in home closing revenue in the first quarter of 2025 to $1.3 billion was the result of declines in both home closing volume of 3,416 homes and ASP on closings of $393,000 due to increased utilization of financing incentives.
•Home closing gross margin of 22.0% decreased 380 bps in the first quarter of 2025 from 25.8% in the prior year due to increased utilization of financing incentives, reduced leverage of fixed costs on lower home closing revenue, and higher lot costs, all of which were partially offset by savings in direct costs.
•The financial services profit of $4 million included $400,000 in write-offs related to rate buydown expiration costs in the first quarter of 2025. The financial services loss of $1 million in the first quarter of 2024 had $6 million of similar write-offs.

•Selling, general and administrative expenses ("SG&A") as a percentage of first quarter 2025 home closing revenue were 11.3% compared to 10.4% in the first quarter of 2024, primarily as a result of reduced leverage of fixed costs on lower home closing revenue, as well as greater spend on technology and start-up overhead costs for our new Gulf Coast and Huntsville divisions in advance of a full quarter's contribution of home closings. As a percentage of home closing revenue, commissions were relatively flat year-over-year despite the tougher selling environment.

•The first quarter effective income tax rate was 23.3% in 2025 compared to 20.5% in 2024. The higher tax rate in 2025 reflects fewer homes qualifying for energy tax credits under the Inflation Reduction Act, given the new higher construction thresholds required to earn the tax credits this year.

•Net earnings were $123 million ($1.69 per diluted share) for the first quarter 2025, a 34% decrease from $186 million ($2.53 per diluted share) for the first quarter of 2024, mainly resulting from lower home closing revenue and gross margins, as well as a higher tax rate.

BALANCE SHEET & LIQUIDITY
•Cash and cash equivalents at March 31, 2025 totaled $1 billion, compared to $652 million at December 31, 2024.
•Land acquisition and development spend, net of land development reimbursements, totaled $465 million and $363 million for the first quarter of 2025 and 2024, respectively.
•Approximately 84,200 lots were owned or controlled as of March 31, 2025, compared to approximately 66,400 total lots as of March 31, 2024. Nearly 2,200 net new lots were added in the first quarter of 2025, representing an estimated 19 future communities.
•First quarter 2025 ending community count was 290 compared to 275 at March 31, 2024 and 292 at December 31, 2024.
•Debt-to-capital and net debt-to-capital ratios were 26.1% and 13.7%, respectively, at March 31, 2025, which compared to 20.6% and 11.7%, respectively, at December 31, 2024.
•On January 2, 2025, we completed a two-for-one stock split (the "Stock Split") of Meritage's common stock in the form of a stock dividend. All share and per share amounts in this press release have been retroactively restated to reflect the Stock Split for the first quarter 2024 period.
•The Company declared and paid quarterly cash dividends of $0.43 per share totaling $31 million in the first quarter of 2025. This compared to $0.375 per share totaling $27 million in the first quarter of 2024.
•During the first quarter of 2025, the Company repurchased 605,316 shares of stock, or 0.8% of shares outstanding at the beginning of the quarter, for $45 million. As of March 31, 2025, $264 million remained available to repurchase under the authorized share repurchase program.

•During the first quarter of 2025, the Company issued $500 million of 5.650% senior notes due 2035.

GUIDANCE
The Company is reiterating the following guidance for full year 2025:

Full Year 2025
Home closing volume	16,250-16,750 units
Home closing revenue	$6.6-6.9 billion

CONFERENCE CALL
Management will host a conference call to discuss its first quarter 2025 results at 8:00 a.m. Pacific Time (11:00 a.m. Eastern Time) on Thursday, April 24, 2025. To listen, please go to Meritage's Investor Relations page for the live webcast or dial in to 1-877-407-6951 US toll free or 1-412-902-0046. A replay will be available on the Investor Relations page.

* The Company's return on equity is calculated as net earnings for the trailing twelve months divided by average total stockholders' equity for the trailing five quarters.

Meritage Homes Corporation and Subsidiaries
Consolidated Income Statements
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2025	2024	Change $	Change %
Homebuilding:
Home closing revenue	$1,342,104	$1,466,096	$(123,992)	(8)%
Land closing revenue	15,421	2,305	13,116	569%
Total closing revenue	1,357,525	1,468,401	(110,876)	(8)%
Cost of home closings	(1,046,454)	(1,088,138)	(41,684)	(4)%
Cost of land closings	(12,256)	(2,298)	9,958	433%
Total cost of closings	(1,058,710)	(1,090,436)	(31,726)	(3)%
Home closing gross profit	295,650	377,958	(82,308)	(22)%
Land closing gross profit	3,165	7	3,158	45,114%
Total closing gross profit	298,815	377,965	(79,150)	(21)%
Financial Services:
Revenue	7,082	6,353	729	11%
Expense	(4,192)	(3,003)	1,189	40%
Earnings/(loss) from financial services unconsolidated entities and other, net	673	(4,040)	4,713	(117)%
Financial services profit/(loss)	3,563	(690)	4,253	(616)%
Commissions and other sales costs	(94,720)	(101,550)	(6,830)	(7)%
General and administrative expenses	(56,997)	(50,732)	6,265	12%
Interest expense	—	—	—	—%
Other income, net	9,498	9,022	476	5%
Earnings before income taxes	160,159	234,015	(73,856)	(32)%
Provision for income taxes	(37,353)	(47,999)	(10,646)	(22)%
Net earnings	$122,806	$186,016	$(63,210)	(34)%

Earnings per common share:
Basic			Change $ or shares	Change %
Earnings per common share	$1.71	$2.56	$(0.85)	(33)%
Weighted average shares outstanding	71,915	72,622	(707)	(1)%
Diluted
Earnings per common share	$1.69	$2.53	$(0.84)	(33)%
Weighted average shares outstanding	72,650	73,558	(908)	(1)%

Meritage Homes Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands, except share data)
(Unaudited)

	March 31, 2025	December 31, 2024
Assets:
Cash and cash equivalents	$1,011,652	$651,555
Other receivables	262,103	256,282
Real estate (1)	5,800,954	5,728,775
Deposits on real estate under option or contract	254,546	192,405
Investments in unconsolidated entities	31,288	28,735
Property and equipment, net	47,015	47,285
Deferred tax asset, net	54,145	54,524
Prepaids, other assets and goodwill	238,515	203,093
Total assets	$7,700,218	$7,162,654
Liabilities:
Accounts payable	$229,845	$212,477
Accrued liabilities	422,711	452,213
Home sale deposits	17,650	20,513
Loans payable and other borrowings	35,183	29,343
Senior and convertible senior notes, net	1,800,085	1,306,535
Total liabilities	2,505,474	2,021,081
Stockholders' Equity:
Preferred stock	—	—
Common stock, par value $0.01. Authorized 125,000,000 shares; 71,830,262 and 71,921,972 shares issued and outstanding at March 31, 2025 and December 31, 2024, respectively	718	360
Additional paid-in capital	103,930	143,036
Retained earnings	5,090,096	4,998,177
Total stockholders’ equity	5,194,744	5,141,573
Total liabilities and stockholders’ equity	$7,700,218	$7,162,654
(1) Real estate – Allocated costs:
Homes completed and under construction	$2,454,275	$2,375,639
Finished home sites and home sites under development	3,346,679	3,353,136
Total real estate	$5,800,954	$5,728,775

Meritage Homes Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2025	2024
Cash flows from operating activities:
Net earnings	$122,806	$186,016
Adjustments to reconcile net earnings to net cash (used in)/provided by operating activities:
Depreciation and amortization	5,949	6,038
Stock-based compensation	6,325	6,114
Equity in earnings from unconsolidated entities	(626)	(972)
Distribution of earnings from unconsolidated entities	588	985
Other	1,922	1,001
Changes in assets and liabilities:
Increase in real estate	(60,821)	(193,431)
Increase in deposits on real estate under option or contract	(62,179)	(11,449)
(Increase)/decrease in other receivables, prepaids and other assets	(37,636)	53,769
(Decrease)/increase in accounts payable and accrued liabilities	(16,041)	27,668
(Decrease)/increase in home sale deposits	(2,863)	6,191
Net cash (used in)/provided by operating activities	(42,576)	81,930
Cash flows from investing activities:
Investments in unconsolidated entities	(5,850)	(1,586)
Purchases of property and equipment	(5,592)	(6,258)
Proceeds from sales of property and equipment	29	79
Net cash used in investing activities	(11,413)	(7,765)
Cash flows from financing activities:
Repayment of loans payable and other borrowings	(2,150)	(6,922)
Proceeds from issuance of senior notes	497,195	—
Payment of debt issuance costs	(5,073)	—
Dividends paid	(30,887)	(27,239)
Repurchase of shares	(44,999)	(55,933)
Net cash provided by/(used in) financing activities	414,086	(90,094)
Net increase/(decrease) in cash and cash equivalents	360,097	(15,929)
Beginning cash and cash equivalents	651,555	921,227
Ending cash and cash equivalents	$1,011,652	$905,298

Meritage Homes Corporation and Subsidiaries
Operating Data
(Dollars in thousands)
(Unaudited)

We aggregate our homebuilding operating segments into reporting segments based on similar long-term economic characteristics and geographical proximity. Effective January 1, 2025, the Tennessee homebuilding operating segment has been reclassified from the East reporting segment to the Central reporting segment for the purpose of making operational and resource decisions and assessing financial performance. Prior period balances have been retroactively adjusted to reflect this reclassification. Our three reportable homebuilding segments are as follows:
•West: Arizona, California, Colorado, and Utah
•Central: Tennessee and Texas
•East: Alabama, Florida, Georgia, Mississippi, North Carolina and South Carolina

	Three Months Ended March 31,
	2025		2024
	Homes	Value	Homes	Value
Homes Closed:
West Region	998	$479,636	1,014	$515,632
Central Region	1,187	412,537	1,295	483,770
East Region	1,231	449,931	1,198	466,694
Total	3,416	$1,342,104	3,507	$1,466,096
Homes Ordered:
West Region	1,093	$539,594	1,170	$580,805
Central Region	1,365	489,160	1,500	556,159
East Region	1,418	529,423	1,321	494,231
Total	3,876	$1,558,177	3,991	$1,631,195
Order Backlog:
West Region	530	$262,627	902	$439,957
Central Region	659	242,919	1,046	390,848
East Region	815	306,812	1,085	413,452
Total	2,004	$812,358	3,033	$1,244,257

	Three Months Ended March 31,
	2025		2024
	Ending	Average	Ending	Average
Active Communities:
West Region	85	88.0	83	80.5
Central Region	82	86.0	94	96.5
East Region	123	117.0	98	95.5
Total	290	291.0	275	272.5

Meritage Homes Corporation and Subsidiaries
Supplement and Non-GAAP information
(Unaudited)

Supplemental Information (Dollars in thousands):

	Three Months Ended March 31,
	2025	2024
Depreciation and amortization	$5,949	$6,038

Summary of Capitalized Interest:
Capitalized interest, beginning of period	$53,678	$54,516
Interest incurred	14,714	12,925
Interest expensed	—	—
Interest amortized to cost of home and land closings	(11,285)	(13,214)
Capitalized interest, end of period	$57,107	$54,227

Reconciliation of Non-GAAP Information (Dollars in thousands):

Debt-to-Capital Ratios
	March 31, 2025	December 31, 2024
Senior and convertible senior notes, net, loans payable and other borrowings	$1,835,268	$1,335,878
Stockholders' equity	5,194,744	5,141,573
Total capital	$7,030,012	$6,477,451
Debt-to-capital	26.1%	20.6%

Senior and convertible senior notes, net, loans payable and other borrowings	$1,835,268	$1,335,878
Less: cash and cash equivalents	(1,011,652)	(651,555)
Net debt	$823,616	$684,323
Stockholders’ equity	5,194,744	5,141,573
Total net capital	$6,018,360	$5,825,896
Net debt-to-capital (1)	13.7%	11.7%

(1)Net debt-to-capital reflects certain adjustments to the debt-to-capital ratio and is defined as net debt (debt less cash and cash equivalents) divided by total capital (net debt plus stockholders' equity). Net debt-to-capital is considered a non-GAAP financial measure and should be considered in addition to, rather than as a substitute for, the comparable GAAP financial measures. We believe this non-GAAP financial measure is relevant and useful to investors in understanding our operating results and may be helpful in comparing the Company with other companies in the homebuilding industry to the extent they provide similar information. We encourage investors to understand the methods used by other companies in the homebuilding industry to calculate non-GAAP financial measures and any adjustments thereto before comparing to our non-GAAP financial measures.

About Meritage Homes Corporation
Meritage is the fifth-largest public homebuilder in the United States, based on homes closed in 2024. The Company offers energy-efficient and affordable entry-level and first move-up homes. Operations span across Arizona, California, Colorado, Utah, Tennessee, Texas, Alabama, Florida, Georgia, Mississippi, North Carolina, and South Carolina.
Meritage has delivered almost 200,000 homes in its 40-year history, and has a reputation for its distinctive style, quality construction, and award-winning customer experience. The Company is an industry leader in energy-efficient homebuilding, an eleven-time recipient of the U.S. Environmental Protection Agency’s (EPA) ENERGY STAR® Partner of the Year for Sustained Excellence Award and Residential New Construction Market Leader Award, as well as a four-time recipient of the EPA's Indoor airPLUS Leader Award.
For more information, visit www.meritagehomes.com.
The information included in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include expectations about the housing market in general and our future results including our ability to increase our market share and our full year 2025 projected home closing volume and home closing revenue.
Such statements are based on the current beliefs and expectations of Company management and current market conditions, which are subject to significant uncertainties and fluctuations. Actual results may differ from those set forth in the forward-looking statements. The Company makes no commitment, and disclaims any duty, except as required by law, to update or revise any forward-looking statements to reflect future events or changes in these expectations. Meritage's business is subject to a number of risks and uncertainties. As a result of those risks and uncertainties, the Company's stock and note prices may fluctuate dramatically. These risks and uncertainties include, but are not limited to, the following: increases in interest rates or decreases in mortgage availability, and the cost and use of rate locks and buy-downs; the cost of materials used to develop communities and construct homes; cancellation rates; supply chain and labor constraints; the ability of our potential buyers to sell their existing homes; our ability to acquire and develop lots may be negatively impacted if we are unable to obtain performance and surety bonds; the adverse effect of slow absorption rates; legislation related to tariffs; impairments of our real estate inventory; competition; home warranty and construction defect claims; failures in health and safety performance; fluctuations in quarterly operating results; our level of indebtedness; our exposure to counterparty risk with respect to our capped calls; our ability to obtain financing if our credit ratings are downgraded; our exposure to and impacts from natural disasters or severe weather conditions; the availability and cost of finished lots and undeveloped land; the success of our strategy to offer and market entry-level and first move-up homes; a change to the feasibility of projects under option or contract that could result in the write-down or write-off of earnest money or option deposits; our limited geographic diversification; shortages in the availability and cost of subcontract labor; the replication of our energy-efficient technologies by our competitors; our exposure to information technology failures and security breaches and the impact thereof; the loss of key personnel; changes in tax laws that adversely impact us or our homebuyers; our inability to prevail on contested tax positions; failure of our employees and representatives to comply with laws and regulations; our compliance with government regulations; liabilities or restrictions resulting from regulations applicable to our financial services operations; negative publicity that affects our reputation;

potential disruptions to our business by an epidemic or pandemic, and measures that federal, state and local governments and/or health authorities implement to address it; and other factors identified in documents filed by the Company with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2024 under the caption "Risk Factors," which can be found on our website at https://investors.meritagehomes.com.